EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-273599), Form S-4 (No. 333-292000) and Form S-8 (Nos. 333-258402, 333-226487 and 333-293101) of our report dated February 13, 2026, with respect to the consolidated financial statements of Terex Corporation and the effectiveness of internal control over financial reporting.

/s/KPMG LLP
Boston, Massachusetts
February 13, 2026